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                                  PRESS RELEASE


FOR IMMEDIATE RELEASE:                                        CONTACT:

CompX International Inc.                                      David A. Bowers
5430 LBJ Freeway, Suite 1700                                  President & CEO
Dallas, Texas 75240                                           Tel. 864-286-1122

                          COMPX REPORTS SALES, PROFITS
                             FOR SECOND QUARTER 2005

Dallas, TEXAS ... August 2, 2005 ... CompX International Inc. (NYSE: CIX) announced today sales of $45.7 million for the second quarter of 2005, compared to $46.2 million in the second quarter of 2004. Operating income was $4.7 million in the second quarter of 2005 compared to $4.8 million in the second quarter of 2004. Income from continuing operations for the second quarter of 2005 was $2.4 million, or $0.16 per diluted share, compared to $3.0 million, or $0.20 per diluted share, in the second quarter of 2004.

Net sales for the six-month period ended June 30, 2005 increased to $92.6 million from $89.8 million for same period of the previous year. Income from continuing operations for the six-month period in 2005 was $4.6 million, or $0.30 per diluted share, compared to $4.5 million, or $0.30 per diluted share in 2004. Sales and operating income comparisons were impacted by the net effects of higher selling prices for certain products across all segments and lower sales volumes for certain products. Due to certain limitations on the ability to utilize foreign tax credits, the Company's effective income tax rate was higher in the first six months of 2005 as compared to the same period of 2004.

"While we continue to see economic recovery progressing in the majority of the markets we serve, competition from low priced Asian based manufacturers remains a challenge," commented David A. Bowers, President & CEO. "Our ongoing focus on strengthening our sales process as well as cost control and production efficiency efforts is expected to continue to support our profitability as we explore lower manufacturing cost alternatives to address the high volume, low price segment of the business."

Mr. Bowers concluded, "Management's effort to identify new opportunities for growth and diversification is progressing with the completion of a relatively small acquisition in August. Our significant cash position, as well as borrowing availability under our credit agreement, provides the liquidity to take advantage of additional opportunities as they are identified."

CompX is a leading manufacturer of precision ball bearing slides, security products and ergonomic computer support systems. It operates from seven locations in the U.S., Canada and Taiwan and employs more than 1,300 people.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the timing and amount of future cost savings from restructuring actions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with new product development and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

                                    * * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)


                                                Three months ended                Six months ended
                                                     June 30,                         June 30,
                                                2004             2005            2004           2005
                                              ------------------------        ------------------------



Net sales                                     $  46.2          $  45.7        $   89.8      $    92.6

Cost of goods sold                               35.3             35.2            70.5           71.8
                                              ------------------------        -----------------------

Gross profit                                     10.9             10.5            19.3           20.8

Selling, general and administrative               6.1              5.8            12.2           11.9
                                              ------------------------        -----------------------

Operating income                                  4.8              4.7             7.1            8.9

Interest expense                                 (0.1)             -              (0.4)          (0.1)

Other income, net                                 0.6              0.1             1.3            0.2
                                              ------------------------         ----------------------

Income from continuing operations

     before income taxes                          5.3              4.8             8.0            9.0

Income tax expense                                2.3              2.4             3.5            4.4
                                              ------------------------        -----------------------

Income from continuing operations                 3.0              2.4             4.5            4.6

Discontinued operations, net of tax               0.3               -              0.3           (0.5)
                                              ------------------------        ------------------------

Net income                                    $   3.3          $   2.4        $    4.8        $   4.1
                                              ========================        =======================


Net income per diluted common share
     Continuing operations                    $    0.20        $  0.16        $    0.30       $  0.30
     Discontinued operations                       0.02            -               0.02         (0.03)
                                              ------------------------        ------------------------

                                              $    0.22        $  0.16        $    0.32       $  0.27
                                              ========================        =======================

Weighted average diluted common
  shares outstanding                               15.2           15.2            15.1           15.2
                                              ========================        =======================

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)


                                                            December 31,          June 30,
                                                                2004                2005
                                                         -----------------     --------------
                        Assets                                                 (Unaudited)

Current assets:

   Cash and equivalents                                     $      16.8          $      33.1

   Accounts receivable, net                                        19.2                 21.3

   Inventories                                                     20.8                 19.9

   Prepaid expenses and other                                       2.1                  4.3

   Deferred income taxes                                            1.4                  1.5

   Assets held for sale                                            18.0                  -
                                                            -----------          -----------

       Total current assets                                        78.3                 80.1

Intangibles                                                        30.7                 32.2

Net property and equipment                                         66.1                 67.9

Note receivable                                                     -                    2.9

Assets held for sales                                              11.0                  -

Other assets                                                        0.2                  0.1
                                                            -----------          -----------

         Total assets                                       $     186.3          $     183.2
                                                            ===========          ===========



         Liabilities and Stockholders' Equity

Current liabilities:

   Accounts payable and accrued liabilities                 $      18.3          $      19.5

   Accrued income taxes and other                                   2.7                  0.8

   Liabilities related to assets held for sale                      5.0                  -
                                                            -----------          -----------

       Total current liabilities                                   26.0                 20.3

Other non-current liabilities                                       0.1                  0.1

Deferred income taxes                                               4.9                  6.4

Stockholders' equity                                              155.3                156.4
                                                            -----------          -----------

         Total liabilities and stockholders' equity         $     186.3          $     183.2
                                                            ===========          ===========